UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2010

ATRINSIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 7th Avenue, 10th Floor, New York, NY 10018
(Address of Principal Executive Offices/Zip Code)

(212) 716-1977
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with Thomas Plotts

On June 30, 2010, we entered into an employment agreement with Thomas Plotts, our Interim Chief Financial Officer.  Pursuant to the agreement, Mr. Plotts will serve as our Chief Financial Officer, and will receive a base salary of $250,000 per annum.  Mr. Plotts’ employment agreement has a term of three years, subject to earlier termination in accordance with the terms of the employment agreement.  The agreement provides that Mr. Plotts will be eligible to receive a target annual bonus equal to 50% of his base salary for each calendar year during the term if our business operations meet or exceed certain financial performance standards to be determined by our board of directors.

In accordance with the terms of his agreement, on June 30, 2010 Mr. Plotts was granted an option to purchase 250,000 shares of our common stock pursuant to our 2009 Stock Incentive Plan at an exercise price of $0.91 per share.  The options will vest in equal monthly installments over a period of thirty six months commencing on May 31, 2010 and on the last day of each month thereafter until fully vested.   Any portion of Mr. Plotts’ option that remains unvested at the time of his termination will be extinguished and cancelled, provided, however, that if a change of control (as defined in the agreement) occurs while Mr. Plotts is employed with us, and Mr. Plotts’ employment is terminated by us other than for disability, death or cause within three (3) months before or six (6) months after the effective date of the change of control, all of the options granted to Mr. Plotts will automatically vest immediately prior to the termination of Mr. Plotts’ employment and will remain exercisable for a period of one (1) year after such termination.

If Mr. Plotts’ employment is terminated by us other than for disability, death or cause, we will pay to Mr. Plotts: (a) all base salary and benefits which have accrued through the termination date and (b) a one-time payment equal to six months of his base salary.  If Mr. Plotts’ employment is terminated by Mr. Plotts voluntarily, or by us for cause, or as a result of Mr. Plotts’ disability or death, we will pay to Mr. Plotts all base salary and benefits which have accrued through the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atrinsic, Inc.

Date: July 7, 2010	By:	/s/ Thomas Plotts
Thomas Plotts
Chief Financial Officer